Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports first quarter 2020 earnings of $139 million, and earnings per share of $0.14
Delivered pre-tax pre-provision income(1) of $577 million, despite challenging macroeconomic environment

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Apr. 17, 2020 - Regions Financial Corporation (NYSE:RF) today announced earnings for the first quarter ended March 31, 2020. The company reported net income available to common shareholders of $139 million, and earnings per diluted share of $0.14. Pre-tax pre-provision income(1) of $577 million was driven by loan and deposit growth and a proactive interest rate hedging strategy amid a challenging macroeconomic environment.

"This quarter Regions continued to deliver steady performance across our businesses while managing the impacts of an uncertain and challenging economic backdrop," said John Turner, President and CEO. “Over the past decade we’ve strengthened our capital position, risk management framework and have constructed a balance sheet that is resilient, sustainable and will perform consistently over time. In anticipation of lower market interest rates, we also executed a significant hedging strategy that protects us against interest rate volatility."

"Our industry and our company have strong capital and liquidity levels and we will use this position of strength to assist our customers and communities through these trying times," continued Turner. "In response to the COVID-19 pandemic, and informed by past experiences managing through natural disasters and market disruption, we have spent the past several weeks supporting the implementation of the CARES Act and introducing tailored assistance for customers. We are also providing additional support for our associates, and I’m extremely proud of the flexibility and commitment our team continues to demonstrate. For this challenge, we will be part of the solution and a source of support for our customers."

Regions is offering special financial assistance to support customers who are experiencing financial hardships related to the COVID-19 pandemic. Through April 14, 2020, the company has processed approximately 17,000 consumer payment deferral requests, including approximately 4,000 related to residential mortgages. In addition, the company has processed requests for approximately 12,000 mortgage loans serviced for others. From a business customer perspective, the company has processed approximately 4,000 payment deferral requests. Regions is also a certified SBA lender and has dedicated significant additional staff and other resources to help our customers complete and submit their applications and supporting documentation for loans offered under the new Paycheck Protection Program, obtain SBA approval and receive funding as quickly as possible. Through April 15, 2020, the company has facilitated assistance to its business customers totaling approximately $2.8 billion.

Importantly, the bank continues to support customers outside of the stimulus programs. During the quarter, new and renewed originations to business customers totaled just over $10 billion.

Regions has also committed approximately $5 million toward consumer and small-business recovery efforts. Further, the company is donating advertising time, originally purchased for promoting bank products and services, to food banks across its footprint. These advertisements encourage viewers to financially support food banks as they strive to help those in need.
SUMMARY OF FIRST QUARTER 2020 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	3/31/2020	12/31/2019	3/31/2019
Net income	$162	$389	$394
Preferred dividends	23	23	16
Net income available to common shareholders	$139	$366	$378

Weighted-average diluted shares outstanding	961	968	1,028
Actual shares outstanding—end of period	957	957	1,013

Diluted earnings per common share	$0.14	$0.38	$0.37

Selected items impacting earnings:
Pre-tax adjusted items(1):
Branch consolidation, property and equipment charges	$(11)	$(12)	$(6)
Loss on early extinguishment of debt	—	(16)	—
Salaries and benefits related to severance charges	(1)	—	(2)
Securities gains (losses), net	—	(2)	(7)
Leveraged lease termination gains	2	—	—
Gain on sale of affordable housing residential mortgage loans	—	—	8
Total pre-tax adjusted items(1)	$(10)	$(30)	$(7)

Diluted EPS impact*	$(0.01)	$(0.02)	$—

Pre-tax additional selected items**:
CECL provision in excess of net charge-offs***	$(250)	$—	$(13)
Capital markets income - CVA/DVA	(34)	5	(2)
MSR net hedge performance	14	7	(7)
Total pre-tax selected / adjusted items	$(280)	$(18)	$(29)

*	Based on income taxes at an approximate 25% incremental rate. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure.

**	Items represent an outsized or unusual impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.
***CECL was adopted January 1, 2020. Prior periods reflect results under the incurred loss model.

During the first quarter of 2020, total revenue decreased approximately 5 percent on a reported and adjusted basis(1) compared to the fourth quarter of 2019 as an increase in net interest income was offset by a decline in non-interest income. Market volatility, economic uncertainty and decreased customer activity led to a decrease in non-interest income across many businesses with the exception of mortgage. Non-interest expense remained well controlled during the quarter down 7 percent on a reported basis and 5 percent on an adjusted basis(1), led by decreases in salaries and benefits, professional fees, and marketing expenses. Despite a challenging economic backdrop, the Company generated pre-tax pre-provision income(1) of $577 million.

The company adopted the current expected credit losses (CECL) accounting standard effective January 1, 2020, and recorded an approximate $500 million increase to its allowance for credit losses that was offset in shareholders' equity and deferred tax assets. During the first quarter, credit loss provision expense totaled $373 million. The provision includes the impact of $123 million in net charge-offs, as well as $250 million of additional provision reflecting an increase in expected losses over the life of the portfolio. The additional provision was impacted by higher specific reserves associated with downgrades primarily in the energy and restaurant portfolios, as well as adverse economic conditions impacting the company's economic forecast, including uncertainty regarding the benefits of government stimulus enacted, and potential additional stimulus, since the initial assessment. Compared to the fourth quarter of 2019, annualized net charge-offs increased to 0.59 percent of average loans, and total non-performing loans increased 11 basis points to 0.72 percent of total loans outstanding. Business services criticized loans increased 5 basis points to 4.34 percent of total business services loans outstanding. The allowance for credit losses increased to 1.89 percent of total loans and 261 percent of non-performing loans, excluding loans held for sale.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter reflect, among other things, the company's continued focus on increasing organizational efficiency and effectiveness. This included $11 million of net expenses associated with branch consolidations and property and equipment charges.

Total revenue

	Quarter Ended
($ amounts in millions)	3/31/2020	12/31/2019	3/31/2019	1Q20 vs. 4Q19		1Q20 vs. 1Q19
Net interest income	$928	$918	$948	$10	1.1%	$(20)	(2.1)%
Taxable equivalent adjustment	12	13	13	(1)	(7.7)%	(1)	(7.7)%
Net interest income, taxable equivalent basis	$940	$931	$961	$9	1.0%	$(21)	(2.2)%
Net interest margin (FTE)	3.44%	3.39%	3.51%

Non-interest income:
Service charges on deposit accounts	$178	$187	$175	$(9)	(4.8)%	$3	1.7%
Card and ATM fees	105	112	109	(7)	(6.3)%	(4)	(3.7)%
Wealth management income	84	84	76	—	—%	8	10.5%
Capital markets income	9	61	42	(52)	(85.2)%	(33)	(78.6)%
Mortgage Income	68	49	27	19	38.8%	41	151.9%
Commercial credit fee income	18	18	18	—	—%	—	—%
Bank-owned life insurance	17	18	23	(1)	(5.6)%	(6)	(26.1)%
Securities gains (losses), net	—	(2)	(7)	2	100.0%	7	100.0%
Market value adjustments on employee benefit assets - defined benefit	—	—	5	—	NM	(5)	(100.0)%
Market value adjustments on employee benefit assets - other*	(25)	7	(1)	(32)	NM	(24)	NM
Other	31	28	35	3	10.7%	(4)	(11.4)%
Non-interest income	$485	$562	$502	$(77)	(13.7)%	$(17)	(3.4)%
Total revenue	$1,413	$1,480	$1,450	$(67)	(4.5)%	$(37)	(2.6)%

Adjusted total revenue (non-GAAP)(1)	$1,411	$1,482	$1,449	$(71)	(4.8)%	$(38)	(2.6)%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Comparison of first quarter 2020 to fourth quarter 2019
Total revenue of approximately $1.4 billion decreased 5 percent on a reported and adjusted basis(1) compared to the prior quarter. Net interest income increased 1 percent and net interest margin increased 5 basis points to 3.44 percent. The negative impact on net interest margin and net interest income of lower market interest rates was completely offset by lower funding costs and the benefit from forward starting hedges becoming active in the quarter. Higher average loan balances aided net interest income but reduced net interest margin, while one fewer day in the quarter negatively impacted net interest income but increased net interest margin. Loan remixing into higher yielding products and the full quarter benefit from the fourth quarter debt tender also benefitted net interest margin and net interest income.

Non-interest income decreased approximately 14 percent on a reported and an adjusted basis(1) as an increase in mortgage income was more than offset by declines in capital markets, service charges, and card & ATM fees, as well as lower market value adjustments on employee benefit assets. Mortgage income increased 39 percent driven primarily by elevated sales and record application volumes associated with the favorable rate environment, as well as positive net hedge performance on mortgage servicing rights. Capital markets income decreased $52 million reflecting declines across most categories. Within capital markets, the commercial swap business experienced a record quarter; however, this increase was more than offset by $34 million of negative market-related credit valuation adjustments during the first quarter, compared to $5 million of positive valuation adjustments during the prior quarter. Service charges income decreased 5 percent driven by seasonality, one fewer day in the quarter and a general decrease in spending late in the quarter associated with the COVID-19 pandemic. Similarly, card & ATM fees decreased 6 percent driven by a reduction in debit and credit card spend and transaction volumes. During the final two weeks of the quarter, customer spending activity was observed to be approximately 30 percent lower than historical levels. If current levels persist, total consumer non-interest income would be negatively impacted by approximately $20 to $25 million per month from pre-March levels.

Comparison of first quarter 2020 to first quarter 2019
Total revenue decreased 3 percent on a reported and adjusted basis(1) compared to the first quarter of 2019. Net interest income decreased 2 percent, while net interest margin decreased 7 basis points. Net interest margin and net interest income were negatively impacted by lower market interest rates, somewhat offset by lower funding costs, a higher amount of active loan hedge notional and remixing into higher yielding consumer loans. One additional day in the current quarter associated with leap year also increased net interest income but reduced net interest margin, while lower average loan balances reduced net interest income but improved net interest margin.

Non-interest income decreased 3 percent on a reported basis and 4 percent on an adjusted basis(1). Mortgage income increased significantly to $68 million driven by increased production and sales income reflecting a 60 percent increase in total mortgage production as lower market interest rates drove increased applications. Hedging and valuation adjustments on residential mortgage servicing rights also contributed to the increase. Wealth management income increased 11 percent reflecting growth in both investment services and investment management and trust income which includes the 2019 acquisition of Highland Associates, Inc. Capital markets income decreased significantly in the current quarter as modest increases in customer interest rate swap income and fees generated from the placement of permanent financing for real estate customers were offset by declines in most other categories. The increase in swap income was also offset by a significant decrease in market-related credit valuation adjustments tied to customer derivatives. Similarly, market value adjustments on employee benefit assets were also negative during the current quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	3/31/2020	12/31/2019	3/31/2019	1Q20 vs. 4Q19		1Q20 vs. 1Q19
Salaries and employee benefits	$467	$488	$478	$(21)	(4.3)%	$(11)	(2.3)%
Net occupancy expense	79	79	82	—	—%	(3)	(3.7)%
Furniture and equipment expense	83	82	76	1	1.2%	7	9.2%
Outside services	45	44	45	1	2.3%	—	—%
Professional, legal and regulatory expenses	18	28	20	(10)	(35.7)%	(2)	(10.0)%
Marketing	24	28	23	(4)	(14.3)%	1	4.3%
FDIC insurance assessments	11	11	13	—	—%	(2)	(15.4)%
Credit/checkcard expenses	13	15	16	(2)	(13.3)%	(3)	(18.8)%
Branch consolidation, property and equipment charges	11	12	6	(1)	(8.3)%	5	83.3%
Visa class B shares expense	4	2	4	2	100.0%	—	—%
Provision (credit) for unfunded credit losses	—	(3)	(1)	3	100.0%	1	100.0%
Loss on early extinguishment of debt	—	16	—	(16)	(100.0)%	—	NM
Other	81	95	98	(14)	(14.7)%	(17)	(17.3)%
Total non-interest expense	$836	$897	$860	$(61)	(6.8)%	$(24)	(2.8)%
Total adjusted non-interest expense(1)	$824	$869	$852	$(45)	(5.2)%	$(28)	(3.3)%

NM - Not Meaningful

Comparison of first quarter 2020 to fourth quarter 2019
Non-interest expense decreased 7 percent on a reported basis and 5 percent on an adjusted basis(1) compared to the fourth quarter. The decrease was driven primarily by lower salaries and benefits, professional fees and marketing expenses. Salaries and benefits decreased 4 percent driven by lower production-based incentive pay and negative market value adjustments to employee benefit assets. Professional fees declined 36 percent driven primarily by an elevated level of legal, consulting and professional fees in the fourth quarter. Marketing expenses decreased 14 percent due primarily to elevated marketing campaigns executed in the prior quarter. Other non-interest expense also decreased during the quarter driven primarily by a reduction in non-service related pension costs associated with improved plan asset values at year end.

The company's first quarter efficiency ratio was 58.6 percent on a reported basis and 57.9 percent on an adjusted basis(1). The effective tax rate was approximately 20.6 percent.

Comparison of first quarter 2020 to first quarter 2019
Non-interest expense decreased 3 percent on a reported and adjusted basis(1) compared to the first quarter of 2019. Salaries and benefits decreased 2 percent driven primarily by negative market value adjustments to employee benefit assets. Staffing levels declined and full-time equivalent positions decreased 2 percent from the first quarter of 2019. Occupancy expense decreased 4 percent driven primarily by ongoing targeted reductions of corporate real estate, while professional fees decreased 10 percent driven primarily by lower consulting fees. In addition, other non-interest expense decreased driven primarily by a reduction in operational losses.

Loans and Leases

	Average Balances

($ amounts in millions)	1Q20	4Q19	1Q19	1Q20 vs. 4Q19		1Q20 vs. 1Q19
Commercial and industrial	$40,519	$39,743	$39,999	$776	2.0%	$520	1.3%
Commercial real estate—owner-occupied	5,832	5,846	5,969	(14)	(0.2)%	(137)	(2.3)%
Investor real estate	6,648	6,385	6,550	263	4.1%	98	1.5%
Business Lending	52,999	51,974	52,518	1,025	2.0%	481	0.9%
Residential first mortgage	14,469	14,416	14,203	53	0.4%	266	1.9%
Home equity	8,275	8,478	9,135	(203)	(2.4)%	(860)	(9.4)%
Indirect—vehicles*	1,679	1,948	2,924	(269)	(13.8)%	(1,245)	(42.6)%
Indirect—other consumer	3,263	3,005	2,429	258	8.6%	834	34.3%
Consumer credit card	1,348	1,337	1,304	11	0.8%	44	3.4%
Other consumer	1,216	1,234	1,212	(18)	(1.5)%	4	0.3%
Consumer Lending	30,250	30,418	31,207	(168)	(0.6)%	(957)	(3.1)%
Total Loans	$83,249	$82,392	$83,725	$857	1.0%	$(476)	(0.6)%

Adjusted Consumer Lending (non-GAAP)(1)	28,571	28,470	28,283	101	0.4%	288	1.0%
Adjusted Total Loans (non-GAAP)(1)	$81,570	$80,444	$80,801	$1,126	1.4%	$769	1.0%

NM - Not meaningful.
* Indirect vehicles is an exit portfolio.

Comparison of first quarter 2020 to fourth quarter 2019
Average loans and leases increased approximately 2 percent on a reported basis and 1 percent on an adjusted basis(1) compared to the prior quarter. Ending loans and leases increased 6 percent on a reported basis and 7 percent on an adjusted basis(1) reflecting an increase in line of credit draws late in the quarter as companies responded to the COVID-19 pandemic. Loan growth was driven primarily by an approximate 9 percentage point increase in loan utilization levels within the business lending portfolio. Adjusted(1) average balances in the consumer lending portfolio remained relatively stable as growth in residential first mortgage, indirect-other consumer and consumer credit card was offset by declines in home equity lending.

Comparison of first quarter 2020 to first quarter 2019
Average loans and leases decreased 1 percent on a reported basis, but increased 1 percent on an adjusted basis(1) compared to the first quarter of 2019. Average balances in the business lending portfolio increased 1 percent led by growth in commercial and industrial loans. Owner-occupied commercial real estate loans declined 2 percent, while investor real estate loans increased 1 percent. Adjusted(1) average balances in the consumer lending portfolio increased 1 percent as growth in indirect-other consumer, residential first mortgage, consumer credit card, and other consumer loans was partially offset by declines in home equity lending.

Deposits

	Average Balances

($ amounts in millions)	1Q20	4Q19	1Q19	1Q20 vs. 4Q19		1Q20 vs. 1Q19
Customer low-cost deposits	$87,451	$86,671	$86,046	$780	0.9%	$1,405	1.6%
Customer time deposits	7,302	7,543	7,471	(241)	(3.2)%	(169)	(2.3)%
Corporate treasury time deposits	280	189	496	91	48.1%	(216)	(43.5)%
Corporate treasury other deposits	639	109	157	530	486.2%	482	307.0%
Total Deposits	$95,672	$94,512	$94,170	$1,160	1.2%	$1,502	1.6%

($ amounts in millions)	1Q20	4Q19	1Q19	1Q20 vs. 4Q19		1Q20 vs. 1Q19
Consumer Bank Segment	$59,711	$59,359	$57,952	$352	0.6%	$1,759	3.0%
Corporate Bank Segment	26,618	26,627	26,904	(9)	—%	(286)	(1.1)%
Wealth Management Segment	8,073	7,891	7,948	182	2.3%	125	1.6%
Other	1,270	635	1,366	635	100.0%	(96)	(7.0)%
Total Deposits	$95,672	$94,512	$94,170	$1,160	1.2%	$1,502	1.6%

Comparison of first quarter 2020 to fourth quarter 2019
Total average deposit balances increased 1 percent to $95.7 billion in the first quarter. Average Consumer and Wealth segment deposits increased during quarter, while Corporate segment deposits remained relatively stable. Average Other segment deposits also increased during the quarter.

Total deposits increased 3 percent on an ending basis to $100.0 billion. Corporate segment deposits increased 8 percent as many corporate customers drawing on lines of credit kept those excess cash balances in their deposit accounts. Wealth and Consumer segment deposits also increased 3 percent on an ending basis as customers seek the safety and soundness of regulated and insured financial institutions during periods of stress. Increases in Corporate, Consumer, and Wealth segment deposits were offset by a decrease in brokered deposits within the Other segment.

Comparison of first quarter 2020 to first quarter 2019
Total average deposit balances increased 2 percent compared to the first quarter of 2019 as growth in low-cost deposits was partially offset a decrease in average time deposits. Growth in average Consumer and Wealth segment deposits was partially offset by reductions in Corporate and Other segment deposits. Within the Consumer segment, steady growth in primary operating accounts contributed to a 3 percent increase in total average segment deposits.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	3/31/2020	12/31/2019	3/31/2019
ACL/Loans, net	1.89%	1.10%	1.07%
ALL/Loans, net	1.77%	1.05%	1.01%
Allowance for credit losses to non-performing loans, excluding loans held for sale	261%	180%	173%
Allowance for loan losses to non-performing loans, excluding loans held for sale	244%	171%	163%
Provision for credit losses*	$373	$96	$91
Net loans charged-off	$123	$96	$78
Net loan charge-offs as a % of average loans, annualized	0.59%	0.46%	0.38%
Non-accrual loans, excluding loans held for sale/Loans, net	0.72%	0.61%	0.62%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.79%	0.70%	0.71%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale**	0.96%	0.89%	0.88%
Total TDRs, excluding loans held for sale	$599	$659	$756
Total Criticized Loans—Business Services***	$2,524	$2,251	$2,119
* Upon adoption of CECL on Jan. 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for unfunded credit commitments. Prior to the adoption of CECL, the provision for unfunded commitments was included in other non-interest expense.
** Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
*** Business services represents the combined total of commercial and investor real estate loans.

Comparison of first quarter 2020 to fourth quarter 2019
Regions adopted the CECL accounting standard as of January 1, 2020. As permitted by the Federal Reserve, the company will defer a portion of the impact from the CECL accounting standard on regulatory capital. As of March 31, 2020, the amount deferred is approximately $440 million and represents the initial after-tax adjustment recorded as an offset to shareholders' equity on January 1, 2020 and 25 percent of the first quarter 2020 provision expense in excess of net charge-offs.

Under the CECL standard, credit loss provision expense for the first quarter totaled $373 million representing a $277 million increase over the fourth quarter. The provision includes the impact of $123 million in net charge-offs, as well as $250 million of additional provision reflecting an increase in expected losses over the life of the portfolio. The additional provision was impacted by higher specific reserves associated with downgrades primarily in the energy and restaurant portfolios, as well as adverse economic conditions impacting the company's economic forecast, including uncertainty regarding the benefits of government stimulus enacted, and potential additional stimulus, since the initial assessment at adoption on January 1, 2020. The resulting allowance for credit losses is equal to 1.89 percent of total loans and 261 percent of total non-accrual loans, excluding loans held for sale. Annualized net charge-offs increased to 59 basis points of average loans. Total non-accrual loans, excluding loans held for sale, increased $131 million driven primarily by energy-related loans. Total delinquencies and troubled debt restructured loans decreased 4 percent and 9 percent, respectively, while business services criticized loans increased 12 percent.

Comparison of first quarter 2020 to first quarter 2019
Annualized net charge-offs increased 21 basis points compared with the first quarter of 2019, and the allowance for credit losses as a percent of total loans increased 82 basis points reflecting the adoption of CECL. As a percent of total non-accrual loans, excluding loans held for sale, the allowance for credit losses increased 88 percentage points. Total business services criticized loans increased 19 percent driven primarily by an increase in energy-related loans. Total delinquencies increased 1 percent, while total troubled debt restructured loans decreased 21 percent.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2020	12/31/2019	3/31/2019
Basel III Common Equity Tier 1 ratio(2)	9.4%	9.7%	9.8%
Tier 1 capital ratio(2)	10.6%	10.9%	10.6%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	8.68%	8.34%	7.95%
Tangible common book value per share (non-GAAP)(1)*	$11.67	$10.58	$9.72
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.

Regions maintains a strong liquidity position. Its granular and stable deposit base provides superior liquidity value and is enhanced by a low loan-to-deposit ratio of 88 percent as of quarter end, which includes the impact of increased line of credit draws observed by customers late in the quarter. In addition, the company's risk management and stress testing frameworks are designed to ensure its liquidity positions and liquidity risks remain prudently aligned while enabling Regions to meet customer liquidity needs in challenging economic environments.

Beyond deposits, Regions has ample sources of additional liquidity including cash balances held at the Federal Reserve, borrowing capacity at the Federal Home Loan Bank, unencumbered highly liquid securities, and borrowing availability at the Federal Reserve's discount window, which support a strong ongoing liquidity position. Further, additional liquidity is available through the Federal Reserve's Paycheck Protection Program Liquidity Facility.

Regions also maintains a strong capital position. Estimated capital ratios remain well above current regulatory requirements under the Basel III capital rules. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.6 percent and 9.4 percent, respectively, at quarter-end.

The company declared $149 million in dividends to common shareholders during the first quarter. The company did not repurchase shares in the first quarter and announced it will temporarily suspend share repurchases through the end of the second quarter due to the COVID-19 pandemic.

(1)	Non-GAAP; refer to pages 6, 9, 10, 16, 17, and 20 of the financial supplement to this earnings release.

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, April 17, 2020, at 2 p.m. ET through Sunday, May 17, 2020. To listen by telephone, please dial 855-859-2056, and use access code 6654967. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $133 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement, including statements regarding the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•	The impact of pandemics, including the COVID-19 pandemic, on our businesses and financial results and conditions.

•
Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

•
The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to stockholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

•
Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

•
Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

•
Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to achieve our expense management initiatives.

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Possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders.

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Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC.
Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance